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                                                                      EXHIBIT 12

                      DIME BANCORP, INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                            FOR THE YEAR ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1998          1997          1996
                                                         ----------    ----------    ----------
EXCLUDING INTEREST ON DEPOSITS FROM FIXED CHARGES
Earnings:
  Income before income taxes, extraordinary items and
     cumulative effect of a change in accounting
     principle.........................................  $  354,622    $  198,208    $  154,240
  Fixed charges........................................     360,903       348,297       364,093
                                                         ----------    ----------    ----------
       Total earnings as adjusted......................  $  715,525    $  546,505    $  518,333
                                                         ==========    ==========    ==========
Fixed charges:
  Interest expense on borrowed funds...................  $  347,825    $  340,394    $  358,187
  Portion of rent expense deemed representative of
     interest factor(1)................................      13,078         7,903         5,906
                                                         ----------    ----------    ----------
       Total fixed charges.............................  $  360,903    $  348,297    $  364,093
                                                         ==========    ==========    ==========
Ratio of earnings to fixed charges excluding interest
  on deposits..........................................        1.98x         1.57x         1.42x
INCLUDING INTEREST ON DEPOSITS IN FIXED CHARGES
Earnings:
  Income before income taxes, extraordinary items and
     cumulative effect of a change in accounting
     principle.........................................  $  354,622    $  198,208    $  154,240
  Fixed charges........................................     906,730       907,656       895,309
                                                         ----------    ----------    ----------
       Total earnings as adjusted......................  $1,261,352    $1,105,864    $1,049,549
                                                         ==========    ==========    ==========
Fixed charges:
  Interest expense on borrowed funds...................  $  347,825    $  340,394    $  358,187
  Interest expense of deposits.........................     545,827       559,359       531,216
  Portion of rent expense deemed representative of
     interest factor(1)................................      13,078         7,903         5,906
                                                         ----------    ----------    ----------
       Total fixed charges.............................  $  906,730    $  907,656    $  895,309
                                                         ==========    ==========    ==========
Ratio of earnings to fixed charges including interest
  on deposits..........................................        1.39x         1.22x         1.17x

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(1) Represents one-third of total rent expense.